Exhibit 99.1

First National Corporation Reports Record Earnings

STRASBURG, Va., January 26, 2023 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $4.8 million and diluted earnings per common share of $0.76 for the fourth quarter ended December 31, 2022. This compares to net income of $4.5 million and diluted earnings per common share of $0.71 for the third quarter of 2022.

For the year ended December 31, 2022, unaudited consolidated net income totaled $16.8 million and diluted earnings per common share totaled $2.68. This compares to net income of $10.4 million and diluted earnings per common share of $1.86 for the year ending December 31, 2021.

FOURTH QUARTER HIGHLIGHTS

Key highlights of the fourth quarter ended December 31, 2022, are as follows. Comparisons are to the linked quarterly period ended September 30, 2022, unless otherwise stated:

●	Return on average assets was 1.37%
●	Return on average equity was 18.38%
●	Net interest margin improved to 3.70% from 3.58%
●	Efficiency ratio improved to 59.56% from 61.10%
●	Loans increased $14.0 million, or 6% annualized
●	Nonperforming assets totaled 0.21% of total assets

“First National Corporation continued to deliver excellent financial results in the fourth quarter with 6% annualized loan growth, strong credit metrics, and an improved net interest margin and efficiency ratio,” said Scott C. Harvard, president and chief executive officer of First National. “The record results for the year reflect solid execution of recent strategic expansion initiatives and we expect those initiatives to continue to build long term value for our shareholders. The Company will remain vigilant in its credit underwriting and portfolio management going into a year of economic uncertainties. We believe the record earnings for 2022 validate our strategy of organic growth built on people and relationships, combined with strategic acquisitions."

NET INTEREST INCOME

For the fourth quarter of 2022, net interest income totaled $12.0 million, an increase of $283 thousand from $11.7 million for the third quarter of 2022 and was positively impacted by a higher interest rate environment and a continued change in the Company’s earning asset composition. The increase in net interest income was primarily a result of higher interest income and fees on loans and interest on deposits in banks, which were partially offset by an increase in interest expense on deposits. As a result, the net interest margin expanded by 12 basis points to 3.70%. The yield on earning assets increased 33-basis points, which exceeded the 21-basis point increase in the cost of funds. A change in the composition of average earning assets contributed to the increase in net interest income as average loans increased from 68% to 71% of average earning assets, while average interest-bearing deposits in banks decreased from 6% to 4% of average earning assets.

Net accretion of discounts on purchased loans was included in interest income and fees on loans and totaled $117 thousand in the fourth quarter of 2022 compared to $295 thousand in the third quarter of 2022. There was no accretion of Paycheck Protection Program (“PPP”) loan income, net of costs, for the fourth and third quarters of 2022.

ASSET QUALITY

Overview

Nonperforming assets (“NPAs”) as a percentage of total assets totaled 0.21% at December 31, 2022, compared to 0.15% at September 30, 2022, and 0.30% at December 31, 2021. Accruing past due loans as a percentage of total loans totaled 0.17% at December 31, 2022, which was a 10 basis point decrease compared to September 30, 2022 and was 22 basis points lower than at December 31, 2021. Net charge-offs totaled $95 thousand for the fourth quarter of 2022. The allowance for loan losses totaled $7.4 million, or 0.81% of total loans at December 31, 2022, which was an increase from $6.3 million, or 0.69% of total loans at September 30, 2022, and $5.7 million, or 0.69%, of total loans at December 31, 2021.

Nonperforming Assets

NPAs totaled $2.9 million at December 31, 2022, $2.1 million at September 30, 2022, and $4.2 million at December 31, 2021, which represented 0.21%, 0.15% and 0.30% of total assets, respectively. The following table shows a summary of NPA balances at the periods (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021
Nonaccrual loans	$ 2,673	$ 566	$ 2,304
Other real estate owned, net	185	1,578	1,848
Total nonperforming assets	$ 2,858	$ 2,144	$ 4,152

Past Due Loans

Past due loans still accruing interest totaled $1.5 million, or 0.17%, of total loans at December 31, 2022, compared to $2.4 million, or 0.27%, of total loans at September 30, 2022, and $3.2 million, or 0.39%, of total loans at December 31, 2021. Of the total past due loans still accruing interest, there were no loans past due 90 days or more at December 31, 2022, $306 thousand, or 0.03%, of total loans were past due 90 days or more at September 30, 2022, and there were no loans past due 90 days or more at December 31, 2021.

Net Charge-offs

Net charge-offs totaled $95 thousand for the quarter ended December 31, 2022, compared to $111 thousand for the quarter ended September 30, 2022, and $74 thousand for the fourth quarter of 2021.

Provision for Loan Losses

For the quarter ended December 31, 2022, the Company recorded a provision for loan losses of $1.3 million, compared to $200 thousand for the third quarter of 2022, and $350 thousand for the fourth quarter of 2021. The provision for loan losses for the fourth quarter of 2022 resulted from an $888 thousand specific reserve on impaired loans from one customer relationship, as well as the impact of loan growth on the general reserve component of the allowance for loan losses, changes in qualitative factors that increased the general reserve, and net charge-offs. The changes in qualitative factors were attributable to an increase in classified loans in the commercial and industrial, and the construction and land development loan categories.

Allowance for Loan Losses

At December 31, 2022, the allowance for loan losses totaled $7.4 million, which was a $1.1 million increase from $6.3 million as of September 30, 2022. The increase in the allowance for loan losses resulted from specific reserves on impaired loans from one customer relationship, the impact of loan growth, and changes in qualitative factors that impacted the general reserve component of the allowance for loan losses.

The allowance for loan losses as a percentage of total loans increased to 0.81% at December 31, 2022, compared to 0.69% at September 30, 2022, and 0.69% at December 31, 2021. The net discount on purchased loans totaled $2.5 million at December 31, 2022, compared to $2.7 million at September 30, 2022, and $3.7 million at December 31, 2021. The net discount on purchased loans is not included in the allowance for loan losses.

NONINTEREST INCOME

Noninterest income totaled $4.1 million for the fourth quarter of 2022, which was a $1.1 million increase compared to the third quarter of 2022, primarily from a $3.3 million increase in other operating income. The increase in other operating income resulted from a $2.9 million gain on sale of an interest in a broker-dealer of investments by First Bank Financial Services, Inc. and $556 thousand that was recovered from the full curtailment of a purchased loan. First Bank Financial Services, Inc. is a wholly owned subsidiary of the Bank.

The increases to other operating income were partially offset by a $2.0 million net loss on the sale of securities available for sale, which resulted from the sale of lower yielding securities, as well as a $77 thousand decrease in ATM and check card fee income, a $51 thousand decrease in brokered mortgage fee income, and a $46 thousand decrease in service charges on deposits. The decrease in ATM and check card fee income was attributable to an annual payment received and recorded in the third quarter of 2022.

NONINTEREST EXPENSE

Noninterest expense decreased $103 thousand, or 1%, to $9.0 million in the fourth quarter of 2022, compared to the third quarter of 2022, primarily from a $187 thousand decrease in other operating expense and a $203 thousand decrease in other real estate owned (income) expense, net. Other operating expense decreased primarily from higher expenses in the third quarter from director fees related to annual equity compensation as well as an increase in losses related to customer account fraud during the third quarter. The decrease in other real estate owned (income) expense, net, resulted from a gain on the sale of other real estate owned during the fourth quarter.

The decreases in other operating expense and other real estate owned (income) expense, net, were partially offset by increases in several expense categories, including a $151 thousand increase in salaries and employee benefits, a $56 thousand increase in ATM and check card expense, and a $46 thousand increase in data processing expense.

BALANCE SHEET

At December 31, 2022, assets totaled $1.4 billion, which was a decrease of $14.2 million, or 1%, from September 30, 2022, and a decrease of $20.1 million, or 1%, from December 31, 2021. Total assets decreased from the prior quarter primarily due to a $6.8 million decrease in interest-bearing deposits in banks, a $15.2 million decrease in total securities, and a $2.2 million decrease in other assets. The decreases were partially offset by a $12.9 million increase in loans, net of the allowance for loan losses.

Loans totaled $920.5 million at December 31, 2022, an increase of $14.0 million or 6% (annualized) from $906.5 million at September 30, 2022. Average loans totaled $914.8 million for the fourth quarter of 2022, an increase of $24.1 million or 11% (annualized) from the prior quarter. At December 31, 2022, loans increased $95.4 million, or 12%, from the prior year as of December 31, 2021, and quarterly average loans increased $95.4 million, or 12%, from the same period in the prior year.

At December 31, 2022, deposits totaled $1.2 billion, which was a $24.7 million, or 2%, decrease from September 30, 2022. Noninterest-bearing demand deposits decreased $11.0 million and savings and interest-bearing demand deposits decreased $16.8 million, while time deposits increased $3.1 million. Average deposits totaled $1.3 billion for the fourth quarter of 2022, a decrease of $7.8 million compared to the third quarter of 2022.

Total deposits decreased $7.4 million, or 1%, compared to the prior year as of December 31, 2021.  Noninterest-bearing demand deposits increased $14.2 million, while savings and interest-bearing demand deposits decreased $12.9 million and time deposits decreased $8.7 million. Average deposits increased $38.3 million, or 3%, comparing the fourth quarter of 2022 to the fourth quarter of 2021.

The Company’s common equity to total assets capital ratio and the tangible common equity to tangible assets capital ratio increased during the fourth quarter compared to the prior quarter, but were lower than the prior year, primarily due to the unrealized losses on the available-for-sale securities portfolio recorded in other comprehensive (loss) income due to market interest rate increases during 2022.

During the fourth quarter of 2022, the Company declared and paid cash dividends of $0.14 per common share, consistent with the third quarter of 2022, and represented an increase of $0.02 per common share compared to cash dividends of $0.12 per share for the fourth quarter of 2021. The Bank was considered well-capitalized at December 31, 2022.

The following table provides capital ratios at the quarters ended:

	December 31, 2022	September 30, 2022	December 31, 2021
Total capital ratio (2)	14.60%	14.18%	14.76%
Tier 1 capital ratio (2)	13.82%	13.52%	14.09%
Common equity Tier 1 capital ratio (2)	13.82%	13.52%	14.09%
Leverage ratio (2)	9.57%	9.27%	8.82%
Common equity to total assets (5)	7.91%	7.16%	8.42%
Tangible common equity to tangible assets (5) (6)	7.70%	6.95%	8.21%

TRANSFER OF SECURITIES FROM AVAILABLE FOR SALE TO HELD TO MATURITY

On September 1, 2022, the Bank transferred 24 securities designated as available for sale with a combined book value of $82.2 million, market value of $74.4 million, and unrealized loss of $7.8 million, to securities designated held to maturity. The unrealized loss is being amortized monthly over the life of the securities with an increase to the carrying value of securities and a decrease to the related accumulated other comprehensive loss, which is included in the shareholders’ equity section of the Company’s balance sheet. The amortization of the unrealized loss on the transferred securities totaled $436 thousand, or $345 thousand, net of tax, for the fourth quarter of 2022, and $157 thousand, or $124 thousand, net of tax, for the third quarter of 2022. The securities selected for transfer had larger potential decreases in their fair market values in higher interest rate environments than most other securities in the available-for-sale portfolio. Securities transferred included U.S. Treasury, agency, municipal and commercial mortgage-backed securities. The securities were transferred to mitigate the potential unfavorable impact that higher market interest rates may have on the carrying value of the securities and on the related accumulated other comprehensive loss. Securities designated as held to maturity are carried on the balance sheet at amortized cost, while securities designated as available for sale are carried at fair market value.

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle (“Fincastle”) for an aggregate purchase price of $33.8 million of cash and stock (the “Merger”). Fincastle was merged with and into First Bank. The former Fincastle branches operated as The Bank of Fincastle, a division of First Bank, until their systems were converted on October 16, 2021. There were no merger expenses in the fourth or third quarters of 2022.  Merger expenses totaled $1.3 million in the fourth quarter of 2021.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Income Statement
Interest income
Interest and fees on loans	$11,502	$10,759	$9,963	$9,496	$9,365
Interest on deposits in banks	522	380	251	70	64
Interest on federal funds sold	—	—	—	—	2
Interest on securities
Taxable interest	1,381	1,323	1,295	1,132	920
Tax-exempt interest	308	307	309	305	299
Dividends	27	23	21	21	23
Total interest income	$13,740	$12,792	$11,839	$11,024	$10,673
Interest expense
Interest on deposits	$1,593	$927	$413	$340	$355
Interest on subordinated debt	69	70	69	69	155
Interest on junior subordinated debt	68	68	67	67	68
Total interest expense	$1,730	$1,065	$549	$476	$578
Net interest income	$12,010	$11,727	$11,290	$10,548	$10,095
Provision for loan losses	1,250	200	400	—	350
Net interest income after provision for loan losses	$10,760	$11,527	$10,890	$10,548	$9,745
Noninterest income
Service charges on deposit accounts	$662	$708	$698	$609	$625
ATM and check card fees	838	915	797	750	894
Wealth management fees	706	739	760	803	716
Fees for other customer services	238	180	188	233	176
Brokered mortgage fees	21	72	58	94	123
Income from bank owned life insurance	155	166	131	144	152
Net (losses) on securities available for sale	(2,004)	—	—	—	—
Other operating income	3,516	247	148	78	275
Total noninterest income	$4,132	$3,027	$2,780	$2,711	$2,961
Noninterest expense
Salaries and employee benefits	$5,325	$5,174	$5,086	$5,124	$5,099
Occupancy	562	539	545	572	510
Equipment	575	546	620	559	527
Marketing	228	211	223	151	179
Supplies	144	117	131	136	168
Legal and professional fees	339	361	381	333	731
ATM and check card expense	388	332	347	303	317
FDIC assessment	70	109	132	152	112
Bank franchise tax	238	238	238	216	172
Data processing expense	289	243	221	236	1271
Amortization expense	4	5	5	5	4
Other real estate owned (income) expense, net	(189)	14	41	28	12
Other operating expense	1,007	1,194	948	829	924
Total noninterest expense	$8,980	$9,083	$8,918	$8,644	$10,026
Income before income taxes	$5,912	$5,471	$4,752	$4,615	$2,680
Income tax expense	1,132	1,017	917	886	497
Net income	$4,780	$4,454	$3,835	$3,729	$2,183

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Common Share and Per Common Share Data
Earnings per common share, basic	$0.76	$0.71	$0.61	$0.60	$0.35
Weighted average shares, basic	6,262,821	6,257,040	6,250,329	6,238,973	6,226,838
Earnings per common share, diluted	$0.76	$0.71	$0.61	$0.60	$0.35
Weighted average shares, diluted	6,272,409	6,264,107	6,257,479	6,245,704	6,235,907
Shares outstanding at period end	6,264,912	6,262,381	6,252,147	6,249,784	6,228,176
Tangible book value at period end (4)	$16.79	$15.31	$15.54	$16.54	$18.28
Cash dividends	$0.14	$0.14	$0.14	$0.14	$0.12

Key Performance Ratios
Return on average assets	1.37%	1.27%	1.08%	1.06%	0.63%
Return on average equity	18.38%	17.27%	15.04%	13.40%	7.44%
Net interest margin	3.70%	3.58%	3.42%	3.19%	3.13%
Efficiency ratio (1)	59.56%	61.10%	62.69%	64.36%	64.69%

Average Balances
Average assets	$1,386,841	$1,393,308	$1,419,878	$1,430,524	$1,366,855
Average earning assets	1,297,223	1,309,794	1,334,976	1,352,311	1,289,977
Average shareholders’ equity	103,132	102,341	102,269	112,822	116,511

Asset Quality
Loan charge-offs	$135	$181	$107	$106	$185
Loan recoveries	40	70	81	224	111
Net charge-offs (recoveries)	95	111	26	(118)	74
Non-accrual loans	2,673	566	442	2,130	2,304
Other real estate owned, net	185	1,578	1,665	1,767	1,848
Nonperforming assets (3)	2,858	2,144	2,107	3,897	4,152
Loans 30 to 89 days past due, accruing	1,532	2,117	1,572	2,105	3,235
Loans over 90 days past due, accruing	—	306	91	52	—
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	1,959	3,183	—	—	—
Substandard loans, accruing	301	304	308	311	315

Capital Ratios (2)
Total capital	$139,549	$134,882	$131,624	$128,567	$125,934
Tier 1 capital	132,103	128,590	125,422	122,739	120,224
Common equity tier 1 capital	132,103	128,590	125,422	122,739	120,224
Total capital to risk-weighted assets	14.60%	14.18%	14.23%	14.44%	14.76%
Tier 1 capital to risk-weighted assets	13.82%	13.52%	13.56%	13.79%	14.09%
Common equity tier 1 capital to risk-weighted assets	13.82%	13.52%	13.56%	13.79%	14.09%
Leverage ratio	9.57%	9.27%	8.87%	8.61%	8.82%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Balance Sheet
Cash and due from banks	$20,784	$22,809	$19,886	$19,989	$18,725
Interest-bearing deposits in banks	46,130	52,976	104,529	129,801	157,281
Securities available for sale, at fair value	162,907	176,403	264,750	284,893	289,495
Securities held to maturity, at amortized cost	153,158	154,894	77,151	81,640	33,441
Restricted securities, at cost	1,908	1,908	1,908	1,908	1,813
Loans, net of allowance for loan losses	913,076	900,222	873,887	830,595	819,408
Other real estate owned, net	185	1,578	1,665	1,767	1,848
Premises and equipment, net	21,876	21,693	22,118	22,278	22,403
Accrued interest receivable	4,543	4,247	4,154	4,056	3,903
Bank owned life insurance	24,531	24,375	24,569	24,438	24,294
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	136	140	145	150	154
Other assets	17,119	19,320	16,898	13,117	13,641
Total assets	$1,369,383	$1,383,595	$1,414,690	$1,417,662	$1,389,436

Noninterest-bearing demand deposits	$427,344	$438,306	$431,292	$417,776	$413,188
Savings and interest-bearing demand deposits	677,139	693,970	731,125	734,051	689,998
Time deposits	136,849	133,770	133,733	141,065	145,566
Total deposits	$1,241,332	$1,266,046	$1,296,150	$1,292,892	$1,248,752
Subordinated debt, net	4,995	4,995	4,994	4,994	9,993
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	5,417	4,198	3,952	3,934	4,373
Total liabilities	$1,261,023	$1,284,518	$1,314,375	$1,311,099	$1,272,397

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,831	7,828	7,815	7,812	7,785
Surplus	32,716	32,620	32,398	32,298	31,966
Retained earnings	90,284	86,382	82,804	79,845	76,990
Accumulated other comprehensive (loss) income, net	(22,471)	(27,753)	(22,702)	(13,392)	298
Total shareholders’ equity	$108,360	$99,077	$100,315	$106,563	$117,039
Total liabilities and shareholders’ equity	$1,369,383	$1,383,595	$1,414,690	$1,417,662	$1,389,436

Loan Data
Mortgage real estate loans:
Construction and land development	$51,840	$51,352	$49,118	$49,308	$55,721
Secured by farmland	3,343	3,432	3,169	3,555	3708
Secured by 1-4 family residential	331,421	317,414	312,082	290,408	291,990
Other real estate loans	415,112	414,072	397,868	380,635	361,213
Loans to farmers (except those secured by real estate)	900	745	769	937	985
Commercial and industrial loans (except those secured by real estate)	110,325	111,400	108,780	102,745	98,820
Consumer installment loans	4,128	4,192	4,230	4,602	4,963
Deposit overdrafts	197	163	292	205	175
All other loans	3,256	3,744	3,781	4,028	7,543
Total loans	$920,522	$906,514	$880,089	$836,423	$825,118
Allowance for loan losses	(7,446)	(6,292)	(6,202)	(5,828)	(5,710)
Loans, net	$913,076	$900,222	$873,887	$830,595	$819,408

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$11,502	$10,759	$9,963	$9,496	$9,365
Interest income – investments and other	2,238	2,033	1,876	1,528	1,308
Interest expense – deposits	(1,593)	(927)	(413)	(340)	(355)
Interest expense – subordinated debt	(69)	(70)	(69)	(69)	(155)
Interest expense – junior subordinated debt	(68)	(68)	(67)	(67)	(68)
Total net interest income	$12,010	$11,727	$11,290	$10,548	$10,095
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$—	$—	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	82	82	82	81	80
Total tax benefit realized on non-taxable interest income	$82	$82	$82	$89	$88
Total tax-equivalent net interest income	$12,092	$11,809	$11,372	$10,637	$10,183

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2022	2021
Income Statement
Interest income
Interest and fees on loans	$41,720	$32,797
Interest on deposits in banks	1,223	213
Interest on federal funds sold	—	10
Interest on securities
Taxable interest	5,131	3,100
Tax-exempt interest	1,229	936
Dividends	92	88
Total interest income	$49,395	$37,144
Interest expense
Interest on deposits	$3,273	$1,415
Interest on subordinated debt	277	619
Interest on junior subordinated debt	270	270
Total interest expense	$3,820	$2,304
Net interest income	$45,575	$34,840
Provision for (recovery of) loan losses	1,850	(650)
Net interest income after provision for (recovery of) loan losses	$43,725	$35,490
Noninterest income
Service charges on deposit accounts	$2,677	$2,061
ATM and check card fees	3,300	2,930
Wealth management fees	3,008	2,712
Fees for other customer services	839	787
Brokered mortgage fees	245	539
Income from bank owned life insurance	596	526
Net (losses) gains on securities available for sale	(2,004)	37
Net gains on sale of loans	—	25
Other operating income	3,989	570
Total noninterest income	$12,650	$10,187
Noninterest expense
Salaries and employee benefits	$20,709	$17,792
Occupancy	2,218	1,856
Equipment	2,300	1,910
Marketing	813	666
Supplies	528	509
Legal and professional fees	1,414	2,537
ATM and check card expense	1,370	1,145
FDIC assessment	463	346
Bank franchise tax	930	665
Data processing expense	989	2,156
Amortization expense	19	28
Other real estate owned (income) expense, net	(106)	26
Other operating expense	3,978	3,096
Total noninterest expense	$35,625	$32,732
Income before income taxes	$20,750	$12,945
Income tax expense	3,952	2,586
Net income	$16,798	$10,359

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2022	2021
Common Share and Per Common Share Data
Earnings per common share, basic	$2.69	$1.87
Weighted average shares, basic	6,252,369	5,550,589
Earnings per common share, diluted	$2.68	$1.86
Weighted average shares, diluted	6,259,357	5,559,082
Shares outstanding at period end	6,264,912	6,228,176
Tangible book value at period end	$16.79	$18.28
Cash dividends	$0.56	$0.48

Key Performance Ratios
Return on average assets	1.19%	0.88%
Return on average equity	15.87%	10.30%
Net interest margin	3.71%	3.13%
Efficiency ratio (1)	61.75%	64.44%

Average Balances
Average assets	$1,408,710	$1,182,436
Average earning assets	1,237,635	1,120,647
Average shareholders’ equity	105,869	100,596

Asset Quality
Loan charge-offs	$529	$1,447
Loan recoveries	415	322
Net charge-offs	114	1,125

Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$41,720	$32,797
Interest income – investments and other	7,675	4,347
Interest expense – deposits	(3,273)	(1,415)
Interest expense – subordinated debt	(277)	(619)
Interest expense – junior subordinated debt	(270)	(270)
Total net interest income	$45,575	$34,840
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$32
Tax benefit realized on non-taxable interest income – municipal securities	327	249
Total tax benefit realized on non-taxable interest income	$335	$281
Total tax-equivalent net interest income	$45,910	$35,121

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and gains and losses on other assets.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned, net of selling costs.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(7) Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.